Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity Advisor Aggressive Growth Fund, of our report dated January 15, 2004 on the financial statements and financial highlights included in the November 30, 2003 Annual Report to Shareholders of Fidelity Advisor Aggressive Growth Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 28, 2004